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                                   Frontier Corporation
FRONTIER PRESS RELEASE             180 South Clinton Avenue
                                   Rochester, New York 14646


DATE:     October 21, 1996

CONTACT:  SEE END OF RELEASE

SUMMARY:  FRONTIER LAUNCHES NATION'S NEXT-GENERATION NETWORK
Ventures with Qwest Communications, Lucent Technologies


Rochester, New York -- October 21, 1996 -- Frontier Corporation (NYSE:FRO) announced today that it will join with Denver-based, privately owned Qwest Communications to build the industry's most technologically advanced fiber optic network. When complete, this $2 billion network will be the largest single fiber build in U.S. telecommunications history. Lucent Technologies has been selected to provide its TrueWave (registered mark) fiber cable for the network.

     "We are creating the first, next-generation national network in the telecommunications industry," said Frontier Chairman and Chief Executive Officer Ronald L. Bittner. He indicated that Frontier will be investing a total of nearly $500 million in this project. "This investment solidifies our position as an industry-leading integrated services provider and will guarantee our customers the most reliable, highest quality network capacity for voice, data and multimedia communications well into the future."

     The multi-ring, SONET-based network will dramatically reduce Frontier's network transmission costs and will ensure unparalleled overall network performance and reliability. In addition, the company will be assured an abundant supply of future network capacity at very low incremental cost. This will significantly enhance Frontier's ability to grow and successfully compete for new business.

     Frontier's nationwide broadband network will interconnect nearly 100 cities, encompass more than 13,000 route miles and provide coast-to-coast SONET network connectivity. Frontier's 24 fibers will allow the company to surpass the transport
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capabilities of all existing long distance companies in terms of bandwidth and reliability.

      "We're not building just another national network, we're building the future," said Robert L. Barrett, president of Frontier Network Systems and Services. "We'll leapfrog existing technology and create an entirely new cost structure for our long distance operations."

     Through this venture with Qwest, Frontier is able to reap the benefits of network ownership very quickly and economically. Qwest has pioneered the construction and maintenance of fiber networks along railroad rights-of-way and already has more than 3,500 miles of the network in place. Frontier will begin deriving benefits from the new network by mid-year 1997.

     "This is a tremendous opportunity for both Frontier and Qwest to literally build the future of telecommunications," said Douglas Hanson, Qwest president and CEO. "We came into this project with a blank page and this is truly the first of a new generation of networks. We are building a network with virtually unlimited capabilities that can keep pace with the rapid introduction of new technology."

     Frontier's SONET network architecture will have the distinct advantage of being self-healing, redundant and 100 percent survivable. "What this means to our customers is that any fiber break will be imperceptible for not only voice, but data traffic as well," explained Barrett. "In essence, we will be able to guarantee error-free performance even during fiber cuts and catastrophic network conditions."

     Establishing control over its network quality, availability, price, operations and management is critical to Frontier's growth strategy. "We continue to believe that there is tremendous growth potential in the long distance business, especially in the demand for services that require more bandwidth," Barrett added. "With this broadband network, Frontier will be quicker to market with enhanced product capabilities and dynamic new services." He noted that Frontier will strengthen its competitive position by establishing new thresholds for network performance and cost, and
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by offering customers a complete communications solution designed with the most advanced technology.

     "We're delighted to be supporting Frontier and Qwest as they enter new competitive markets," said Nina Aversano, president of Global Commercial Markets at Lucent Technologies. "The TrueWave fiber is specially designed for current and future network requirements that will keep Frontier and Qwest on the leading edge of technology for years to come."

     Frontier's $500 million investment in this network includes construction, fiber, electronics, engineering and design. The investment will begin in the fourth quarter of this year and extend into 1998. It is projected that more than half of the investment costs will be incurred in 1997, and Frontier expects to finance the project primarily with cash from operations and short- to medium-term debt.

     "The strength of Frontier's balance sheet affords us the opportunity to take this bold step to enhance our long-term growth potential," said Frontier Chief Financial Officer Louis L. Massaro. "When completed, we will reduce our annual transport costs by more than 50 percent and our incremental transport costs in the range of 80 percent. But this announcement is about more than just costs-it's about accelerating Frontier's capacity to grow and compete in the future."

      "In short, this network will lower our cost structure, vastly expand our capabilities and virtually eliminate the increasing risk of obtaining leased network capacity for our customers' requirements," Massaro concluded.

     Frontier Corporation (NYSE:FRO) is the parent company whose long distance, local telephone and wireless communications subsidiaries provide a range of integrated services to customers. Frontier is a Fortune 500 company with annualized revenues of more than $2.5 billion. With more than 8,500 employees and 150 sales locations nationwide, Frontier is the fifth largest long distance company in the United States.

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     Qwest designs and constructs fiber optic networks; manages its own nationwide long distance network; offers long distance services to commercial users; and provides network transmission facilities to other long distance companies.

     Lucent Technologies designs, builds and delivers a wide range of public and private networks, communications systems and software, consumer and business telephone systems and microelectronics components. Bell Laboratories is the research and development arm for the company. Lucent Technologies was formed as a result of AT&T's restructuring and became a fully independent company -- separate from AT&T -- on September 30, 1996.

You can now receive a faxed copy of any Frontier Corporation press release dating back to October 1995, free of charge, 24 hours a day. Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide Web:
http://www.frontiercorp.com

Contacts:
Frontier Corporation:    John Purcell: 716-777-7944 (media)
                         Michele Sadwick: 716-777-6021 (media)
                         Phil Yawman: 716-777-6179 (investors)

Qwest Communications:    Tony Brodman:  303-291-1470

Lucent Technologies:     Tom Jones: 410-584-4665 (day)
                                    410-256-1711 (evening)

The following will be available via fax-on-demand by calling
1-800-753-0352, extension number 702.

Profile on Frontier
Full-color Frontier Network map
Profile on Qwest
Profile on Lucent
Product literature on TrueWave (registered mark) fiber
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Attachment to Frontier press release
====================================

Map of the United States showing the Frontier National Network and illustrating (1) the Frontier Planned Fiber Network; (2) the
Leased Network; (3) existing Frontier switches; and (4) existing
Frontier Points of Presence.